                         SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

 [   ]  Preliminary Proxy Statement
 [   ]  Confidential, for Use of the Commission Only (as permitted by
           Rule 14a-6(e)(2))
 [ X ]  Definitive Proxy Statement
 [   ]  Definitive Additional Materials
 [   ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                        SOUTHWESTERN ENERGY COMPANY
             ------------------------------------------------
             (Name of Registrant as Specified In Its Charter)


     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

 [   ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
           Item 22(a)(2) of Schedule 14A.
 [   ] $500 per each party to the controversy pursuant to Exchange Act Rule
           14a-6(i)(3).
 [   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
          1) Title of each class of securities to which transaction applies:
          2) Aggregate number of securities to which transaction applies:
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
          4) Proposed maximum aggregate value of transaction:
          5) Total fee paid:
 [ X ]  Fee paid previously with preliminary materials.
 [   ]  Check box if any part of the fee is offset as provided by Exchange Act
 Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          1) Amount Previously Paid:
          2) Form, Schedule or Registration Statement No.:
          3) Filing Party:
          4) Date Filed:

SOUTHWESTERN ENERGY                                             1083 Sain Street
COMPANY                                                           P. O. Box 1408
                                               Fayetteville, Arkansas 72702-1408


March 27, 1996


TO OUR SHAREHOLDERS:

         Southwestern Energy Company's Annual Meeting of Shareholders is at 11:00 a.m., Monday, May 13, 1996, at the Northwest Arkansas Holiday Inn, Springdale, Arkansas. We hope you will be able to attend.

         The major item of business is the election of the Board of Directors. Mr. Robert L. Howard of Houston, Texas, appointed to the Board in October of 1995 to fill an unexpired term, is one of the nominees. Since this is his first appearance on the slate of nominees, I would like to tell you about his experience and qualifications that will make him a valuable member of our Board.

         Mr. Howard, 59, retired from Shell Oil Company in March of 1995. He is a graduate of Rice University, BSME, 1959. He joined Shell Oil Company that year and served in various positions with Shell involving production and exploration in areas including Alaska, Michigan, Texas, New Mexico, Oklahoma, the Gulf Coast and Gulf of Mexico. From 1992 until retirement he served Shell as Vice President, Domestic Operations, Exploration and Production. His wide experience in exploration and production will contribute greatly to the direction and growth of our Company.

         As  an  Arkansas  corporation  we  are  required  by  an  old  Arkansas
Constitutional provision to give notice to shareholders before increasing capital stock or bonded indebtedness. Interest rates and terms now can change dramatically in a short time frame. In order to act promptly when it is advantageous, we are asking for your authority to increase indebtedness. There are no plans for use of the authorization other than normal operations at this time. If approved, the authorization should suffice for our borrowing needs for the foreseeable future.

         Please sign, date and return the enclosed proxy as soon as possible so your shares can be voted at the meeting in accordance with your instructions. If you can attend we will be most pleased to see you.

                                                      Sincerely yours,


                                                      CHARLES E. SCHARLAU
                                            Chairman and Chief Executive Officer

                         SOUTHWESTERN   ENERGY   COMPANY
                                1083  SAIN  STREET
                                P.  O.  BOX  1408
                         FAYETTEVILLE, ARKANSAS 72702-1408


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 ON MAY 13, 1996


         The Annual Meeting of Shareholders of Southwestern Energy Company will be held at the Northwest Arkansas Holiday Inn, Hwy. 71 Bypass at Hwy. 412, Springdale, Arkansas, on Monday, the 13th day of May, 1996, at 11:00 a.m., Central Daylight Time, for the following purposes:

         (1) The election of five (5) directors to serve until the 1997 Annual Meeting or until their respective successors are duly elected and qualified;

         (2) To consider and take action upon a proposal to consent to and authorize an increase in the Company's "bonded indebtedness" (within the meaning of Article 2, Section 8 of the Constitution of the State of Arkansas) up to a total aggregate amount of $400,000,000 (four hundred million dollars), including $187,929,000 of bonded indebtedness outstanding as of March 14, 1996, and containing such other terms, provisions, and conditions as the Board of Directors shall approve; and

         (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on March 4, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

         You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to mark, sign, date and return the enclosed proxy at your earliest convenience in the enclosed return envelope.

                                             By Order of the Board of Directors


                                                      GREGORY D. KERLEY
                                                          Secretary
March 27, 1996

                           SOUTHWESTERN ENERGY COMPANY

                                 PROXY STATEMENT


         This Proxy Statement is furnished to the shareholders of Southwestern Energy Company (the "Company") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders on May 13, 1996, and any adjournment or adjournments thereof.

         The complete mailing address of the principal executive offices of the Company is:

                                1083 Sain Street
                                 P. O. Box 1408
                        Fayetteville, Arkansas 72702-1408

         The enclosed proxy is solicited by the Board of Directors of the Company. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised.

         The Board of Directors has engaged Morrow & Co., Inc., a proxy solicitation firm, to solicit proxies from brokerage firms, banks and institutional holders of shares on its behalf at a cost of $5,500 plus expenses. The cost of this proxy solicitation will be borne by the Company, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. The solicitation will be by mail and such cost will include the cost of preparing and mailing this Proxy Statement and proxy. In addition to the use of the mails, proxies may be solicited by personal interview, by telephone or by other means. Although solicitation will be made primarily through the use of the mail, officers, directors or regular employees of the Company may solicit proxies personally or by telephone or other means without additional remuneration for such activity.

         This Proxy Statement along with a copy of the Company's Annual Report is being mailed to shareholders on March 27, 1996.


                          VOTING SECURITIES OUTSTANDING
             CUMULATIVE VOTING FOR ELECTION OF DIRECTORS AUTHORIZED

         On March 4, 1996, the Company had outstanding 24,701,349 shares of Common Stock ($.10 par value). Each share outstanding on the record date for the meeting entitles the holder thereof to one vote upon each matter to be voted upon at the meeting, except that for the election of directors each such shareholder shall be entitled to as many votes as shall equal the number of shares of stock outstanding in his name multiplied by the number of directors to be elected, and he may cast all such votes for a single director or he may distribute them among the number to be voted for, or for any two or more of them, as he may see fit. Unless contrary instructions are given, persons named as proxies will have discretionary authority to cumulate votes in the same manner. All shares represented by effective proxies will be voted at the meeting or any adjournment thereof as specified therein by the person giving the proxy. Abstentions and broker nonvoted shares are disregarded in the vote tallies and do not have the effect of "no" votes. For purposes of determining a quorum, a share is present once it is represented for any purpose at the meeting. Abstentions are counted present for purposes of determining a quorum. Broker nonvoted shares are counted present if represented at the meeting for any purpose.

         Unless revoked, each properly executed proxy will be voted in the manner directed therein. If no direction is made, each such proxy will be voted FOR the election of directors and FOR the proposal to authorize an increase in bonded indebtedness.

         Only shareholders of record at the close of business on March 4, 1996, will be entitled to vote at the Annual Meeting of Shareholders.


                              ELECTION OF DIRECTORS

         At the meeting, five (5) directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. The shares represented by the enclosed proxy will be voted as instructed by the shareholders for the election of the nominees named below. If no direction is made, this proxy will be voted for the election of the nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxies. The Company has no knowledge that any nominee will be unavailable for election. Directors shall be elected by plurality vote. Certain information concerning the nominees for election as directors is set forth below.

                              Nominees For Election

         JOHN PAUL HAMMERSCHMIDT - Mr. Hammerschmidt is a retired U.S. Congressman, Third District of Arkansas, who served from 1967-1993. He has been a director of Dillard's Department Stores Inc., Little Rock, Arkansas since 1992. He has also been a member of the Metropolitan Washington Airports Authority Board of Review since 1987. Mr. Hammerschmidt has served as a director of First Federal Bank of Arkansas, Harrison, Arkansas since 1966. From 1946-1984 he was active in the lumber business, serving as President of Hammerschmidt Lumber Company, Harrison, Arkansas. Mr. Hammerschmidt is 73 years old and was first elected to the Board of Directors in 1992.

         ROBERT L. HOWARD - Mr. Howard is a retired Vice President of Shell Oil Company. He was most recently Vice President, Domestic Operations, Exploration and Production of Shell, a position he held from 1992-1995. In that position, he was responsible for all domestic exploration and production activities. From 1985-1991, Mr. Howard was President, Shell Offshore Inc., and was responsible for all offshore exploration and production in the Gulf of Mexico, the East Coast and Florida. During Mr. Howard's 36 years with Shell, he held various positions within Shell's exploration and production operations, including General Manager, Exploration and Production, Mid-Continent Division, and General Manager, Exploration and Production, Rocky Mountain Division and Alaska Division. Mr. Howard has served as a director of Camco International, Inc. of Houston, Texas since 1995. He is 59 years old and was appointed to the Board of Directors in October, 1995, to fill the unexpired term of a director who resigned in 1995.

         KENNETH R. MOURTON - Mr. Mourton is an Attorney at Law, firm of Ball and Mourton, Ltd., PLLC, Fayetteville, Arkansas. He is the Managing Principal Attorney for this firm. Mr. Mourton is also President and principal shareholder of Coors of Western Arkansas, Inc., since 1980; President and majority shareholder of E. J. Ball Plaza, Inc., since 1992; and part owner of Emerald

Travel Services, Ltd., since 1989. All of these businesses are located in Fayetteville, Arkansas. Mr. Mourton is Chairman, since 1992, of Razorback Foundation, Inc., a non-profit corporation which supports University of Arkansas athletic programs. He is also a Board member of the Arkansas Rural Endowment
Fund, a nonprofit corporation created by the State of Arkansas to help lower income rural Arkansas children obtain college and university educations. Mr. Mourton is 45 years old and was first elected to the Board of Directors in 1995.

         CHARLES E. SANDERS - Mr. Sanders is a retired General Manager of Springdale Publishing Co., Springdale, Arkansas, and presently manages his own investments. Mr. Sanders is 76 years old and first became a director in 1973.

         CHARLES E. SCHARLAU - Mr. Scharlau is Chairman of the Board and Chief Executive Officer of the Company, and a director since 1980 of C. H. Heist Corporation, Clearwater, Florida. Mr. Scharlau is 68 years old and first became a director in 1966.

         Shareholders entitled to vote for the election of directors at the annual meeting may nominate additional candidates provided written notice of such nomination is received at the Company's principal executive offices no later than the close of business on April 15, 1996. The Company's by-laws require that this notice contain certain information about any proposed nominee and the shareholder submitting the notice. The Company may also require any proposed nominee to furnish such other information as may reasonably be required to determine the proposed nominee's eligibility to serve as a director of the Company. A copy of the relevant by-law provisions may be obtained by contacting Mr. Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street,
P. O. Box 1408, Fayetteville, Arkansas 72702-1408, (501) 521-1141.


                                BOARD COMMITTEES

         The Board of Directors has a standing audit committee (the "Audit Committee") composed of noncompany members of the Board. The Audit Committee is responsible to the Board for reviewing the accounting and auditing procedures and financial reporting practices of the Company and for recommending the appointment of the independent auditors. The Audit Committee meets periodically with the Company's management, internal auditors and independent auditors to review the work of each and to satisfy itself that said parties are properly discharging their responsibilities. The independent auditors have direct access to the Audit Committee and periodically meet with the Audit Committee without management representatives present. The Audit Committee is currently composed of Messrs. John Paul Hammerschmidt, Chairman, Robert L. Howard and Charles E. Sanders.

          The Board of Directors has a compensation committee (the "Compensation Committee") which is responsible for recommending to the Board of Directors officer compensation and discretionary awards under the various incentive plans. Messrs. Charles E. Sanders, Chairman, and John Paul Hammerschmidt presently serve on this committee.

          The  Board  of  Directors   also  has  a  retirement   committee  (the
"Retirement Committee") which is responsible for administering the Company's pension and retirement plans and for recommending retirement policy to the Board of Directors. Messrs. Charles E. Scharlau, Chairman, Kenneth R. Mourton and Charles E. Sanders presently serve on this committee.

         The Company has no standing nominating committee. Candidates for nomination for Board positions are considered by the Board as a whole. The Board will consider qualified candidates recommended by shareholders. Any shareholder wishing to recommend a candidate may do so by letter addressed to Mr. Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street, P. O. Box 1408, Fayetteville, Arkansas 72702-1408. Such letter should state in detail the qualifications of the candidate. Shareholders entitled to vote for the election of directors at the annual meeting may nominate additional candidates independent of the Board of Directors. Shareholder nominees to be presented to the 1996 Annual Meeting must be submitted pursuant to the procedures described under the subheading, "Nominees for Election." Shareholders entitled to vote for the election of directors at the 1997 Annual Meeting may present independent nominees to the 1997 Annual Meeting provided that notice of such nomination is received at the Company's principal executive offices not less than 50 nor more than 75 days prior to the 1997 meeting date. If less than 65 days notice of the 1997 annual meeting is given, written notice of any such nomination must be received no later than the close of business on the 15th day following the day on which notice of the meeting date is mailed. The Company's by-laws require that this notice contain certain information about any proposed nominee and the shareholder submitting the notice. The Company may also require any proposed nominee to furnish such other information as may reasonably be required to determine the proposed nominee's eligibility to serve as a director of the Company. A copy of the relevant by-law provisions may be obtained by contacting Mr. Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street,
P. O. Box 1408, Fayetteville, Arkansas 72702-1408, (501) 521-1141.


                              DIRECTOR COMPENSATION

         In 1995, for their services as directors, Messrs. John Paul Hammerschmidt, Charles E. Sanders and Charles E. Scharlau were each paid $24,000 in cash. Mr. E. J. Ball was paid $10,000 in cash for services rendered prior to his retirement in May of 1995. Mr. James B. Coffman was paid $14,000 in cash for services rendered prior to his resignation in July of 1995. Mr. Kenneth R. Mourton was paid $14,000 in cash for services rendered after his initial election to the Board in May of 1995, and Mr. Robert L. Howard was paid $6,000 in cash for services rendered after his initial appointment to the Board in October of 1995. Each outside director serving as of December 29, 1995, was granted an option to purchase 12,000 shares of the Company's Common Stock at $12.875 per share, representing the fair market value on the date of grant. Such options were granted in tandem with limited stock appreciation rights, as defined under "Compensation Committee Report," and become exercisable in installments at a rate of 25% per year for each full twelve months of service as a director. In addition, each outside member of the Audit, Compensation and Retirement Committees is paid $500 per diem for his participation on each committee. During 1995, the Board of Directors held ten meetings, the Audit Committee held two meetings, the Compensation Committee held two meetings and the Retirement Committee held one meeting.

          Directors who retire with certain qualifications are appointed to the position of Director Emeritus and are paid a fee of $1,000 per meeting attended. Mr. Ball was appointed to the position of Director Emeritus upon his retirement at the Company's 1995 Annual Meeting. During 1995, Mr. Ball was paid $3,000 for his services as Director Emeritus. Mr. Ball is General Counsel to the Company, and Mr. Ball and Mr. Mourton are partners in the law firm of Ball and Mourton, Ltd., PLLC. During 1995, the Company paid $36,366 in legal fees to Ball and Mourton, Ltd., PLLC.

                               BONDED INDEBTEDNESS

         Article 12, Section 8 of the Constitution of the State of Arkansas, adopted in 1874, prohibits private corporations from increasing their "bonded indebtedness" without the prior consent of their shareholders obtained at a meeting held after notice of not less than 60 days. The term "bonded indebtedness" is not defined by the Constitution or other laws of the State of Arkansas. On the advice of Arkansas counsel, the Company believes that the term "bonded indebtedness" includes only debt obligations of the Company represented by written evidences of indebtedness such as bonds, debentures, and interest-bearing notes with specific maturities of five (5) years or more whether or not secured by mortgages on specific property of the Company. Under this definition, "bonded indebtedness" would not include the Company's revolving credit agreements or the Company's several guarantee of 60% of the NOARK Pipeline System, Limited Partnership ("NOARK") debt obligations. In this context, the Company submits for shareholder approval the following proposal to consent to and authorize an increase in the Company's bonded indebtedness.

         The Board of Directors has declared advisable and submits to the shareholders at this meeting a proposal to consent to and authorize an increase by the Company in its "bonded indebtedness" up to a total aggregate amount of $400,000,000, including $187,929,000 of bonded indebtedness outstanding as of March 14, 1996. Shareholders have previously authorized the incurrence of bonded indebtedness in an aggregate amount of up to $200,000,000. The current proposal thus seeks authorization for an increase of $200,000,000 in the amount of bonded indebtedness authorized. The amount of any such indebtedness actually issued and the time of its issuance will be determined by the Board of Directors.

         At present, there are no definitive plans for the issuance of additional authorized indebtedness. The Company does, however, expect its requirements for operating capital to result in additional borrowings in the future. Further, the Company may encounter nonroutine opportunities to acquire assets or otherwise make investments consistent with its operating strategies. Depending upon market conditions and the Company's needs for external financing, all or part of the authorized amount may be issued, redeemed and/or reissued as long as the Company's total bonded indebtedness outstanding at any time does not exceed $400,000,000. The Board of Directors believes it advisable to obtain the authorization presently, however, in order to avoid the potential time delay and expense of calling a special meeting of shareholders when the need to issue the additional authorized indebtedness arises.

          If issued, the proceeds from the additional indebtedness may be used to fund the Company's capital expenditures program (described below), purchase significant assets including other companies, or to repay amounts borrowed under existing revolving credit facilities. In recent years, the Company has utilized revolving credit facilities, as described below, as a source of medium-term capital. These borrowings, along with occasional short-term bank borrowings, have been used to meet seasonal requirements and to provide a portion of the Company's requirements for debt capital. The amount outstanding under existing revolving credit facilities was $22,900,000 as of December 31, 1995. The amount outstanding under existing revolving credit facilities as of March 14, 1996, was $5,800,000. The Company expects that the amount outstanding on its revolving credit facilities will increase later in 1996 as cash flow during the second and third quarters of the year will be seasonally lower and capital spending will be seasonally higher. No required repayments on the Company's existing revolving credit facilities are due until April, 1998.

Repayments may be made earlier, however, through the application of internally generated cash flow or if the Board of Directors determines that favorable interest rates or other terms are available through issuance of all or a part of the additional authorized bonded indebtedness.

         The following table provides information concerning the Company's historical and projected capital expenditures.


                  SOUTHWESTERN ENERGY COMPANY AND SUBSIDIARIES
                              CAPITAL EXPENDITURES
                                  (in millions)

                                                                     Actual             Projected
                                                           --------------------------    ---------
                                                            1993      1994      1995       1996
                                                           ------    ------    ------     ------
Exploration and Production
  Development and Exploratory Drilling................      $24.7     $25.5    $ 39.1      $31.0
  Lease Acquisitions..................................        3.5       4.9      14.0        3.9
  Property Acquisitions...............................         --      13.9       6.0       20.0
  Delay Rentals, Capitalized Interest, and Other......        9.2      11.1      23.1       16.1
                                                           ------    ------    ------     ------
         Total . . . . . . . . . . . . . . . . . . . .       37.4      55.4      82.2       71.0
                                                           ------    ------    ------     ------
Gas Distribution
  Gathering Lines and Miscellaneous Production . .           10.0       4.1       4.5        3.4
  Transmission Plant . . . . . . . . . . . . . . . . .        3.3        .4       3.3        1.3
  Distribution Plant . . . . . . . . . . . . . . . . .        4.7      11.3       6.5        5.5
  General Plant  . . . . . . . . . . . . . . . . . . .        1.9       1.8       4.2        3.3
                                                           ------    ------    ------     ------
         Total . . . . . . . . . . . . . . . . . . . .       19.9      17.6      18.5       13.5
                                                           ------    ------    ------     ------

Corporate and Other...................................        1.9       3.9        .9        1.9
                                                           ------    ------    ------     ------
         Total . . . . . . . . . . . . . . . . . . . .      $59.2     $76.9    $101.6      $86.4
                                                           ======    ======    ======     ======


        In addition to the projected capital expenditures, the Company will be required to make advances to NOARK which are expected to be approximately $1.0 - $1.5 million during 1996. The Company expects to utilize its revolving credit facilities as the source of funds for these advances. NOARK is an intrastate pipeline owned and operated by a limited partnership in which the Company owns a 47.93% general partnership interest.

        In recent years, prior to 1995, the Company generally limited its routine capital spending to internally generated cash flow or less. Internally generated cash flow covered 73% of the Company's routine capital spending in 1995 and is expected to cover approximately 80% of such spending in 1996. Additional borrowings have been incurred primarily in connection with expenditures incurred to take advantage of unusual opportunities for growth. Other requirements of the Company for cash, including scheduled debt repayments, payment of dividends, and changes in working capital assets, have led to additional borrowings. These additional borrowings have been funded through the utilization of the Company's revolving credit facilities and through the issuance of additional bonded indebtedness. A summary of significant changes in recent years in the Company's bonded indebtedness follows below.

         In 1988, the Company issued $30,000,000 of 10.63% Senior Notes repayable in ten equal annual installments beginning September, 1994. The Company had several prepayment options under the terms of the notes, subject to certain limitations and adjustments. Proceeds from issuance of these notes were used to repay amounts outstanding on the then existing revolving credit facilities, most of which had been incurred in connection with the acquisition of Associated Natural Gas Company ("Associated") in June, 1988. Associated was merged with and is now a division of the Company's gas distribution subsidiary. These notes were prepaid on November 17, 1995, using funds drawn on the Company's revolving credit facilities.

          In 1989, the Company purchased a leasehold interest in 11,000 undrilled acres of the Fort Chaffee military reservation in western Arkansas. Financing for the $11,000,000 purchase price was provided by the then existing revolving credit facilities.

          In  1990,   the  Company  called  for  redemption  its  8-1/2%  Senior
Convertible Debentures due September 15, 2010. The debentures were issued in 1985 in connection with the repurchase of 9.9% of the outstanding shares of the Company's Common Stock. As a result of the redemption, holders of $7,874,000 of the $30,000,000 principal amount exercised their right to convert to shares of the Company's Common Stock at a conversion price of $32-3/8 per share. Holders of the remaining $22,126,000 in principal amount redeemed their debentures and received $1,128,000 in redemption premium and $679,000 in accrued interest. The principal, interest, and premium amounts were funded through the Company's then existing revolving credit facilities.

         In 1991, the Company issued $66,000,000 in Senior Notes in three series as follows: $22,500,000 of 8.69% Series A Notes due December 4, 1997; $21,500,000 of 8.86% Series B Notes due in annual installments of $3,071,429 each beginning December 4, 1995, with the final installment due December 4, 2001; and $22,000,000 of 9.36% Series C Notes due in annual installments of $2,000,000 each beginning December 4, 2001, with the final installment due December 4, 2011. The Company has several prepayment options under the terms of the notes, subject to certain limitations and adjustments. Proceeds from the issuance of these notes were used to repay amounts borrowed under the Company's then existing revolving credit facilities.

          In February, 1995, the Company's Board of Directors authorized the repurchase of up to $30,000,000 of the Company's Common Stock. To date, the Company has repurchased 1,000,000 shares at a cost of $14.3 million. The stock repurchases were funded by the Company's revolving credit facilities.

          In November, 1995, the Company filed a shelf registration statement with the Securities and Exchange Commission to issue up to $250,000,000 in senior unsecured debt securities. Effective December 1, 1995, the Company issued, in a public offering, $125,000,000 of 6.70% Senior Notes due 2005. Interest on these notes is payable semi-annually beginning June 1, 1996, and the notes are not redeemable prior to maturity. Proceeds from the issuance of these notes were used primarily to repay borrowings under the Company's revolving credit facilities.

         The table below provides information concerning the Company's total long-term debt and interest on long-term debt.


                                                                                                    Interest on
                                                Long-term Debt,                                      Long-term
                                Long-term       Including NOARK        Annual          Ratio of      Debt as a
              Long-term         Debt as a      Obligations, as a     Interest on     Earnings to    Percent of
               Debt at         Percent of         Percent of          Long-term         Fixed        Operating
             December 31      Total Capital    Total Capital (1)        Debt          Charges(2)     Revenues
            -------------     -------------    -----------------    -------------    -----------    ----------
            (in millions)                                           (in millions)
  1993         $124.0            40.19%             48.68%              $10.1            4.0x          5.77%
  1994         $136.2            40.10%             48.02%              $10.0            3.6x          5.85%
  1995         $207.8            51.65%             56.61%              $13.0            1.9x          8.48%

------------------------

(1) The Company and the other general partner of NOARK have severally guaranteed the availability of certain minimum cash balances to service the 9.7375% Senior Secured Notes used to finance a portion of NOARK's total construction cost. At December 31, 1995, the Senior Secured Notes had a remaining balance of $56.7 million and a remaining term of 14 years. At December 31, 1995, NOARK also had an unsecured long-term revolving credit agreement in the amount of $30.0 million with a group of banks, of which $23.2 million was outstanding. Amounts borrowed under the long-term revolving credit facility are severally guaranteed by the Company and an affiliate of the other general partner. The Company's share of the several guarantee of the notes and the line of credit is 60%. Under the definitions of indebtedness in the agreements evidencing the Company's existing long-term debt, the Company's obligations under NOARK's long-term financing arrangements are considered as additional long-term indebtedness subject to the limitation that long-term indebtedness may not exceed 65% of total capital.

(2) In the calculation of the ratio of earnings to fixed charges, "earnings" consists of income before income taxes, adjusted to add back fixed charges (excluding capitalized interest relating to oil and gas properties), the amortization of interest previously capitalized on oil and gas properties, and the Company's 47.93% ownership share of the fixed charges of NOARK. "Fixed charges" consists of interest on borrowings (including capitalized interest), amortization of debt discount and expense, a portion of rental expense determined to be representative of the interest factor, and 60% of the fixed charges of NOARK.

         The Company's ability to issue additional bonded indebtedness will be limited by covenants contained in its existing debt agreements. Under its existing debt agreements, the Company generally may not issue long-term indebtedness, as defined in such agreements, in excess of 65% of its total capital and may not issue total indebtedness, as defined in such agreements, in excess of 70% of its total capital. To issue additional long-term indebtedness, the Company generally must also have, after giving effect to the indebtedness to be issued, a ratio of earnings to fixed charges of at least 1.50 or higher, for any period of 12 consecutive calendar months within the 24 calendar months immediately preceding the date on which such debt is to be incurred.

         The Company's ability to issue bonded indebtedness is further limited by certain agreements it entered into as a part of the long-term financing arrangements for NOARK. The Company's obligations under NOARK's financing arrangements are contingent upon NOARK's ability to generate sufficient cash flow to service its indebtedness. NOARK presently is unable to generate sufficient cash flow to service its indebtedness and this inability is expected to continue for the foreseeable future. The Company's investment in the NOARK partnership is recorded under the equity method of accounting.

         If additional long-term debt is issued under the requested authorization, the issuance may be by either private placement or public sale. The debt will be issued upon the best terms and conditions available at the time of issuance in the opinion of the Board of Directors. The terms of any debt issued may be structured in such a manner as to inhibit or preclude a change in control of the Company. Terms of the debt securities, including their nature (i.e., first mortgage bonds, notes, or debentures), interest rates, redemption prices, maturity dates, restrictions on the issuance of additional funded debt and on the issuance of dividends, the creation of liens or mortgages and similar matters, will be determined by the Board of Directors. Under the requested authorization, bonded indebtedness may be issued, redeemed and reissued as long as the Company's total bonded indebtedness outstanding at any time does not exceed $400,000,000. No further authorization for the issuance, redemption or reissuance of the securities by a vote of the shareholders will be solicited prior to such issuance, redemption or reissuance. Existing security holders will not be affected by the issuance, redemption or reissuance of these securities other than as a result of the terms, covenants and amounts of the additional debt issued, redeemed or reissued. Consent of the holders of Company securities other than common stock is not required.

         THE AFFIRMATIVE VOTE OF THE MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY IS REQUIRED TO AUTHORIZE AN INCREASE IN THE COMPANY'S BONDED INDEBTEDNESS UP TO A TOTAL AGGREGATE AMOUNT OF $400,000,000, INCLUDING $187,929,000 OF BONDED INDEBTEDNESS OUTSTANDING AS OF MARCH 14, 1996. THE BOARD OF DIRECTORS URGES YOU TO VOTE FOR THE AUTHORIZATION AND CONSENT TO THE
INCURRENCE OF BONDED INDEBTEDNESS UP TO A TOTAL AMOUNT OF FOUR HUNDRED MILLION DOLLARS.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following persons were known by the Company to beneficially own more than 5% of the Company's Common Stock as of March 4, 1996.


                                                                         Percent
       Title of        Name and Address of      Amount and Nature of       of
        Class           Beneficial Owner        Beneficial Ownership     Class
     ------------    -----------------------    --------------------     ------
     Common Stock      State Farm Mutual            1,430,800 (1)         5.79%
                     Automobile Insurance Co.
                      One State Farm Plaza
                     Bloomington, IL  61710

------------------------

(1) State Farm Fire and Casualty Company, a wholly-owned subsidiary of a wholly-owned subsidiary of State Farm Mutual Automobile Insurance Company, holds sole voting and dispositive power on 731,700 shares. State Farm Mutual Automobile Insurance Company holds sole voting and dispositive power on the remaining 699,100 shares. Each company disclaims beneficial ownership of shares held by the other, and each company disclaims that it is part of a group.

                    SECURITY OWNERSHIP OF DIRECTORS, NOMINEES,
                             AND EXECUTIVE OFFICERS

         The following table sets forth information as of March 4, 1996, with respect to beneficial ownership of the Company's Common Stock by its directors and executive officers.

                                                       Number of Shares of $.10
                                                       Par Value Common Stock
                                                   Beneficially Owned as of 3-4-96
                                                      (Sole Voting and Investment      Percent
         Name of Beneficial Owner                      Power Except as Noted) (1)      of Class
         ------------------------                  -------------------------------     --------

Executive Officers:
   Charles E. Scharlau...........................              619,450                   2.51%
   Dan B. Grubb..................................              178,337                    .72%
   Stanley D. Green..............................              209,165                    .85%
   B. Brick Robinson.............................              190,952                    .77%
   Gregory D. Kerley.............................               69,553                    .28%
Directors and Nominees:
   John Paul Hammerschmidt.......................               36,000                    .15%
   Robert L. Howard..............................               12,000                    .05%
   Kenneth R. Mourton............................               13,000                    .05%
   Charles E. Sanders............................               65,856                    .27%
All persons as a group (9 in number) who are
directors, nominees or executive officers of the
Company..........................................            1,394,313 (2)               5.65%
------------------------

(1) Of the number of shares reported as beneficially owned, the named individuals had the right to acquire within 60 days, through the exercise of stock options, beneficial ownership of the following number of shares: Mr. Scharlau, 169,650; Mr. Grubb, 21,810; Mr. Green, 65,610; Mr. Robinson, 45,000; Mr. Kerley, 11,764; and 9,000 each for Messrs. Hammerschmidt and Sanders. Included in the number of shares reported as beneficially owned are the rights of the named individuals to acquire the following number of shares through the exercise of stock options immediately upon a "change in control" as defined under "Agreements Concerning Employment and Changes in Control" on page 21 of the Proxy
         Statement: Mr. Scharlau, 295,996; Mr. Grubb, 138,406; Mr. Green, 125,906; Mr. Robinson, 138,247; Mr. Kerley 54,833; 27,000 each for
         Messrs. Hammerschmidt and Sanders; and 12,000 each for Messrs. Howard and Mourton. Also included in the number of shares reported as beneficially owned are the following restricted shares with respect to which the named individuals have voting power but not investment power:
         Mr. Grubb, 5,999; Mr. Green, 12,162; Mr. Robinson, 3,070; and Mr. Kerley, 1,290. The named individuals acquire investment power for these shares immediately upon a "change in control."

(2) Of this number, all directors and executive officers as a group had the right to acquire beneficial ownership of 331,834 shares through the exercise of stock options within 60 days. Also included in this number is this group's right to acquire an additional 831,388 shares through the exercise of stock options immediately upon a "change in control" as defined under "Agreements Concerning Employment and Changes in Control" on page 21 of this Proxy Statement.

                  Compliance With Section 16(a) of the 1934 Act

         In January, 1995, Mr. Robinson failed to make one Form 4 filing as required by Section 16(a) of the Securities Exchange Act of 1934. The duty to make this filing was triggered by three separate purchases of the Company's stock totaling 1,000 shares. These transactions were subsequently reported on Mr. Robinson's Form 5 for 1994 filed in February, 1995. These three transactions were also reported in the Company's 1995 Proxy Statement.


                Transactions With Nominees and Executive Officers

         Prior to the time Mr. Grubb was appointed President and Chief Operating Officer of the Company in July, 1992, he owned an equity interest in certain business enterprises in which the Company also owned an equity interest. More specifically, companies owned by Mr. Grubb held both a 4% general partnership interest in NOARK Pipeline System, Limited Partnership ("NOARK"), which was formed to own and operate a $103 million intrastate natural gas pipeline system in Arkansas, and a 25% interest in NOARK Gas Marketing Company ("NGMC"), a general partnership formed to develop markets to be served through NOARK.

         In connection with the construction of the NOARK Pipeline System, NOARK issued $63.0 million in Senior Secured Notes to The Prudential Insurance Company of America ("Prudential"). Through a guarantee agreement, Mr. Grubb's companies held ultimate responsibility for 4% of this debt.

         In 1992, upon Mr. Grubb's appointment as President and Chief Operating Officer of the Company, a wholly owned subsidiary of the Company purchased Mr. Grubb's 4% general partnership interest in NOARK and his 25% general partnership interest in NGMC. The Company agreed to pay Mr. Grubb the sum of $7,912 for his interest in NGMC. No cash consideration was paid to Mr. Grubb for his general partnership interest in NOARK. The Company and its wholly owned subsidiaries also agreed to assume all liabilities and obligations of Mr. Grubb and his companies incurred in connection with their participation in NOARK and NGMC as of the date of the acquisitions. Among the liabilities assumed by the Company and its wholly owned subsidiaries were GRUBB NOARK Pipeline Inc.'s obligations under the Senior Secured Notes issued to Prudential as described above. Mr. Grubb is Chairman, Chief Executive Officer, and principal shareholder of GRUBB NOARK Pipeline, Inc. In 1995, NOARK generated insufficient cash flow to cover its debt service obligations to Prudential, and the Company paid $331,200 to Prudential which Mr. Grubb and his companies would otherwise have been obligated to pay if the Company had not assumed these obligations.

         In December, 1995, lawsuits filed in 1993 and 1995 by Vesta Energy Company ("Vesta") against NOARK, the Company, certain of its wholly owned subsidiaries, GRUBB NOARK Pipeline, Inc., and Mr. Grubb were settled by a $6,000,000 lump sum payment by Vesta to NOARK. The Company and its subsidiaries paid all litigation costs and attorneys' fees incurred in connection with this litigation which might otherwise have been attributable to GRUBB NOARK Pipeline, Inc. and Mr. Grubb, but the Company and its subsidiaries were not required to pay any sum to Mr. Grubb or his companies as indemnity against any liability. The Company is aware of no other material liabilities or obligations assumed in connection with the acquisition of Mr. Grubb's interests in NOARK and NGMC.

         Mr. Scharlau was also named as an individual defendant in the 1995 lawsuit filed by Vesta described above. The Company paid all litigation costs and attorneys' fees incurred in connection with this lawsuit which might otherwise have been attributable to Mr. Scharlau, but was not required to pay any sum to Mr. Scharlau as indemnity against any liability.

         During 1995, the Company paid $16,299 to the law firm of Conner and Winters of Tulsa, Oklahoma, for certain legal services. Mr. Greg Scharlau, Mr. Scharlau's son, is a partner in Conner and Winters.


                          COMPENSATION COMMITTEE REPORT

Compensation Philosophy

         In determining the compensation of the Chief Executive Officer (the "CEO") and the other executive officers of the Company and its subsidiaries, the Compensation Committee seeks to align compensation with the attainment of the Company's objectives, the Company's performance and the attraction and retention of individuals who contribute to the Company's success. For the CEO and the other named executive officers, the Compensation Committee makes recommendations to the Board of Directors, and final compensation decisions are made by the full Board. The Compensation Committee believes that compensation should:

         - relate to the value created for shareholders by being directly tied to the financial performance and condition of the Company and the particular executive officer's contribution thereto;

         - reward individuals who help the Company achieve its short-term and long-term objectives and thereby contribute significantly to the success of the Company;

         - help to attract and retain the most qualified individuals in the natural gas and oil and gas industries by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries; and

         -        reflect   the   qualifications,    skills,    experience   and
                  responsibilities of the particular executive officer.

         In determining executive compensation, the Company uses peer group comparisons. The industry group index shown in the performance chart reported in this Proxy Statement includes a number of the companies that are used for compensation analysis. The Compensation Committee believes that companies operating exclusively in the oil and gas producing industry are also appropriate to include in its compensation analysis. Compensation packages are targeted to the median of the range of compensation paid by comparable companies. Executive compensation paid by the Company during 1995 generally corresponded to the 50th percentile of compensation paid by comparable companies.

         Changes made to the Internal Revenue Code in 1993 could potentially limit the ability of the Company to deduct, for federal income tax purposes, certain compensation in excess of $1,000,000 per year paid to individuals named in the summary compensation table. This limitation became effective in 1994. The Company believes that all compensation paid in 1995 will be fully deductible.

Further, none of the named individuals received compensation in excess of $1,000,000 during 1995. If, in the future, it appears that the compensation paid to a named individual may be in excess of limitations imposed on deductibility for federal income tax purposes, the Company will seek ways to maximize the deductibility of compensation payments without compromising the Company's or the Compensation Committee's flexibility in designing effective compensation plans that can meet the Company's objectives and respond quickly to marketplace needs. Although the Compensation Committee will from time to time review the advisability of making changes in compensation plans to reflect changes in government-mandated policies, it will not do so unless it feels that such changes are in the best interest of the Company and/or its shareholders.

Components of Compensation

         Base Salary. In establishing the base salaries of the CEO and the other executive officers, the Compensation Committee examines competitive peer group surveys and data in order to determine whether the total compensation package is competitive with compensation offered by other companies in the natural gas and oil and gas producing industries which are similar in terms of the complexity of their operations and which offer the most direct competition for competent executives. The Compensation Committee also takes into account the Company's financial and operating performance as compared with the industry mean and the individual performance of the Company's executives as compared to the Compensation Committee's expectations of performance for top level executives in general. The Compensation Committee also considers the diverse skills required of its executive management to expand the exploration and production segment of its operations while maintaining satisfactory performance in the highly regulated gas distribution segment. In addition, the Compensation Committee considers the particular executive's performance, responsibilities, qualifications, and experience in the natural gas industry. The Compensation Committee is periodically advised by outside compensation consultants on its compensation policies and receives evaluations from the appropriate level of management concerning the performance of executives within their range of reporting responsibilities.

         Minimum base salaries for Mr. Scharlau and Mr. Grubb have been incorporated into employment agreements as further described under the heading "Agreements Concerning Employment and Changes in Control." Changes in base salary also affect other elements of compensation including: (i) awards under the Company's Incentive Compensation Plan, (ii) pension benefits, (iii) company matching portions of 401(k) and Nonqualified Plan contributions, and (iv) life insurance benefits.

         Incentive Compensation Plan. The Company maintains an Incentive Compensation Plan (the "Incentive Plan") applicable to executives with responsibility for the Company's major business segments. The Incentive Plan is intended to encourage and reward the achievement of (1) year-to-year growth in the Company's actual reported earnings, (2) returns on equity whichare above industry averages, (3) reserve additions and acquisitions at competitive costs,
(4) return on utility rate base, and (5) pipeline throughput and margins. These criteria are deemed by the Compensation Committee to be critical to increasing shareholder value, and the applicability of each of these criteria in determining awards to any particular executive depends on the responsibilities of that executive. A portion of each award under the Incentive Plan is an automatic award based upon the achievement of these corporate financial objectives, and a portion is discretionary based on a subjective evaluation of the executive's performance by the Compensation Committee. The Incentive Plan is also designed to assist in the attraction and retention of qualified employees, to further link the financial interest and objectives of employees with those of the Company and to foster accountability and teamwork throughout the Company.

         The CEO and the executive officers have responsibilities directly affecting the Company's operation and are assigned target, minimum and maximum award levels expressed as a percentage of their base salary. In 1995, the target awards which could be paid based on attainment of corporate performance measures ranged from 18.75% to 30% of base salary for these individuals, the minimum awards ranged from 9.375% to 15% of base salary, and the maximum awards which could be paid ranged from 37.5% to 60% of base salary. None of these awards are paid if corporate performance as determined by the corporate performance measures is below a specified level. In addition, the participating executives are eligible for discretionary awards based upon their individual performance ranging from 12.5% to 20% of base salary. Payouts under the Incentive Plan are based on the achievement of corporate financial profit objectives, business unit results and the Committee's evaluation of individual performance. Awards are payable in cash, restricted Common Stock of the Company, or a combination of cash and restricted Common Stock. Restricted Common Stock awarded under the Incentive Plan is subject to the provisions of the Company's 1993 Stock Incentive Plan, discussed below, and counts toward the aggregate number of shares authorized under that plan.

         Generally, when multiple factors are considered to measure the performance of the Company's executives, such factors are equally weighted in determining the Company performance portion of an executive's bonus. In determining automatic awards under the Incentive Plan for the CEO and the named executive officers, the Compensation Committee examines (1) the Company's return on equity as compared to the performance of a peer group of the Company as indicated by The Value Line Investment Survey group of natural gas (diversified) companies and (2) the increase in actual reported earnings per share over the previous year. Because these factors are weighted equally, proportionate awards are made if targets for at least one of the factors are met. In 1995, the return on equity and earnings per share growth minimum performance levels were not met. Therefore, no bonuses were paid based upon the Company performance measures. Discretionary awards for these executives are based on a subjective evaluation of the executive's performance by the Compensation Committee. Discretionary awards may be influenced by the performance of individual business segments, but are primarily intended to provide an incentive to recognize exceptional performance by an individual.

         Stock Incentive Plan. The CEO and other executive officers are also eligible to participate in the Company's 1993 Stock Incentive Plan (the "Stock Plan"). The Stock Plan is designed to attract and retain key executive employees by enabling them to acquire a proprietary interest in the Company and by tying executive rewards to shareholder interests. The Stock Plan provides for the granting of restricted stock, phantom stock, stock bonuses, options to purchase Common Stock of the Company, and limited, tandem and stand-alone stock appreciation rights in such amounts as determined by the Compensation Committee on a discretionary basis. Limited stock appreciation rights are exercisable only upon a change in control and provide for certain cash payments in lieu of the exercise of the stock options to which they relate. Grants relating to 1995 performance were made at a price equal to the fair market value on the date of grant. In addition, the Stock Plan provides for the granting of cash bonuses in connection with awards of restricted stock and stock bonuses when a participant is required to recognize income for federal or state income tax purposes with respect to such awards. The number of shares of the $.10 par value Common Stock of the

Company which may be issued under the Stock Plan cannot exceed 1,275,000, subject to adjustment in the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, or any other similar event. In determining the options granted to executive officers under the Stock Plan, the Compensation Committee considers a number of factors in addition to considering the goals of attracting and retaining such officers and tying their rewards to shareholder interests. The number of options and restricted shares awarded in fiscal 1995 were based partially upon an analysis of the value of long-term incentive plan awards made by the Company's competitive peer group. The Compensation Committee also evaluated the performance of the Company, the performance and responsibility of the particular executive, and the desirability of providing a particular executive with an adequate incentive to remain in the employ of the Company.

         In 1993, the annual component of the Company's former Annual and Long-Term Incentive Compensation Plan (the "Prior Plan") was replaced by the Company's Incentive Compensation Plan, discussed above. The long-term component of the Prior Plan was replaced by the Stock Incentive Plan for performance periods beginning after January 1, 1993. Payouts of awards previously granted and payouts of awards related to five-year performance periods ending each year through December 31, 1997, will continue to be made under the Prior Plan. Key employees were selected annually to participate in the Prior Plan based on their ability to have a significant impact on the performance of the Company. Under the long-term incentive component of the Prior Plan, cash awards are based on the Company's performance during overlapping five-year periods. A new five-year performance period began each year on January 1, with the final five-year performance period beginning January 1, 1993. For all participants, awards are based equally on the compounded five-year growth in earnings per share and the cumulative five-year return on equity. The return on equity performance factor is compared to the composite actual average return on equity for the previous five-year period of the natural gas (diversified) group of companies as determined by reference to The Value Line Investment Survey. Payouts of awards are tied to achieving specified levels of return on equity and earnings per share ("EPS") growth. None of these awards are paid if both return on equity and EPS growth are below specified levels, but proportionate awards may be paid if only one of these performance factors is below the specified level. Target awards which could be paid based on attainment of corporate performance measures range from 10% to 40% of base salary (determined at the beginning of each five-year performance period), minimum awards range from 5% to 20% of base salary, while the maximum awards range from 20% to 80% of base salary. During the five-year performance period ending December 31, 1995, the specified target EPS growth rate was not achieved while the return on equity performance factor resulted in maximum awards. Any award earned is payable at the rate of 20% per year, commencing at the end of each five-year performance cycle. The purpose of this component of the Prior Plan is to balance the focus of senior managers between annual goals and long-term strategies of the Company.

         Mr. Scharlau's base salary remained at $425,000 for three years (1992-1994) prior to being increased to $450,000 for 1995 and 1996. Under the Company's Incentive Compensation Plan, Mr. Scharlau has a targeted annual bonus award of 50% of base salary, with minimum and maximum awards of 20% and 80%, respectively, depending upon the achievement of corporate performance measures. Of these awards, a portion is an automatic award based upon the achievement of the corporate financial objectives relating to earnings per share growth and return on equity as described under the subheading, "Incentive Compensation Plan" above, and a portion is discretionary based on a subjective evaluation of Mr. Scharlau's performance by the Compensation Committee and the Board of Directors and may be influenced by the performance of individual business segments. In 1995, Mr. Scharlau was not awarded a bonus under the Incentive Compensation Plan. Under the long-term component of the Prior Plan, Mr. Scharlau earned an award in 1995 of $160,000, or 40% of his 1991 base salary for the five-year performance period ending December 31, 1995. This award will be paid out at the rate of 20% per year through 2000. For this performance period, minimum, target and maximum awards applicable to Mr. Scharlau under the long-term component of the Prior Plan were 20%, 40% and 80% of base salary, respectively. During this period, the specified target EPS growth rate was not achieved while the return on equity performance factor resulted in maximum awards. For performance periods beginning after January 1, 1993, the long-term component of this plan was replaced by the Stock Plan.

         In 1995, Mr. Scharlau was awarded options to purchase 50,000 shares of the Company's Common Stock under the Stock Plan, as described above. The options vest at the end of three years or immediately upon his retirement or a change in control. Limited stock appreciation rights were granted in tandem with these options. The number of options awarded in fiscal 1995 was based upon a competitive analysis of long-term incentive awards made to the chief executive officers of the Company's competitive peer group, and is consistent with the objectives of the Stock Plan. The number of options awarded in 1995 was not based upon any specific performance measures.

         In addition to the factors described above, in determining the salary and other forms of compensation for Mr. Scharlau, the Compensation Committee took into consideration Mr. Scharlau's substantial experience (44 years) and standing in the industry in general and with the Company in particular. The Compensation Committee also considered Mr. Scharlau's increase in responsibilities and the complexity of his position as a result of the Company's diversification and growth in recent years.

                                               JOHN PAUL HAMMERSCHMIDT
                                                  CHARLES E. SANDERS
                                           Members of the Compensation Committee

                             EXECUTIVE COMPENSATION

         The following table contains information with respect to executive compensation paid or set aside by the Company for services in all capacities during the years 1993, 1994 and 1995 of the CEO and the next four most highly paid executive officers of the Company and its subsidiaries whose direct aggregate remuneration exceeded $100,000 in 1995.



                                           SUMMARY COMPENSATION TABLE


                                                                                Long-Term Compensation
                                                                            -------------------------------
                                          Annual Compensation                      Awards          Payouts
                                 ----------------------------------------   ---------------------- --------
            (a)                  (b)      (c)        (d)         (e)           (f)         (g)       (h)        (i)

                                                                Other       Restricted  Securities
                                                                Annual        Stock     Underlying   LTIP     All Other
                                         Salary      Bonus   Compensation     Awards     Options/   Payouts  Compensation
Name and Principal Position      Year     ($)       ($)(2)       ($)          ($)(3)      SARs(#)    ($)(4)      ($)
---------------------------      ----   --------   --------  ------------   ----------  ---------- --------  ------------

Charles E. Scharlau              1995   $450,000   $   --      $ 7,380       $   --       50,000   $156,362   $38,994 (5)
  Chairman of the Board,         1994    425,000    161,500      7,380           --      200,000       --      30,999
    Chief Executive Officer,     1993    425,000    255,000      7,380           --       45,996    130,560    32,874
    and Director

Dan B. Grubb                     1995    285,000       --        7,140           --       25,000       --       6,676 (6)
  President and Chief            1994    275,000     58,140      7,140           --      110,000       --       5,186
    Operating Officer            1993    275,000     92,822     51,900        115,097     10,216       --       9,824

Stanley D. Green                 1995    225,000     30,000     59,841(7)      67,544     12,500     30,382     6,938 (8)
  Executive Vice President -     1994    204,000     36,046     24,379         22,094    110,000       --       5,696
    Finance and Corporate        1993    196,000     88,213     51,301        113,556     10,216     23,696     6,996
    Development, and Chief
    Financial Officer

B. Brick Robinson                1995    225,000       --        7,140           --       15,000       --       6,938 (9)
  Executive Vice President       1994    204,000       --       45,260         58,138    110,000       --       5,700
    and Chief Operating Officer, 1993    204,000     91,800      7,140           --       13,247       --       7,304
    Southwestern Energy
    Production Company and
    SEECO, Inc. (1)

Gregory D. Kerley                1995    135,000     14,000     11,194(10)      6,754      3,750       --       4,810(11)
  Vice President - Treasurer     1994    116,000     21,238     10,893          6,313     50,000       --       4,138
    and Secretary, and Chief     1993    102,000     47,061     11,601         12,861      3,247       --       3,651
    Accounting Officer


------------------------

(1) Southwestern Energy Production Company and SEECO, Inc. are wholly owned subsidiaries of the Company.

(2) In connection with the 1993 awards, the named executive officers were given the option of taking up to 25% of their awards under the Company's Incentive Compensation Plan in restricted stock, and Mr.
         Grubb, Mr. Green and Mr. Kerley elected to take 25%, 25%, and 8%, respectively, of their awards in restricted stock. In connection with the 1994 awards, these officers were given the option to take up to 100% of their awards under the Incentive Plan in restricted stock. Mr. Robinson, Mr. Green and Mr. Kerley elected to take 100%, 38%, and 23%, respectively, of their 1994 awards in restricted stock.

                                       17




(3) Restricted stock awards for Mr. Green relating to 1995 performance vest at the end of five years while awards for Mr. Kerley relating to 1995 performance vest ratably over five years. Restricted stock awards for Messrs. Green, Robinson and Kerley relating to 1994 performance vest ratably over 3 years. Restricted stock awards for Messrs. Grubb and Green relating to 1993 performance generally vest at the end of five years. Awards relating to 1993 performance for Mr. Kerley vest ratably over 5 years. The value of all nonvested restricted shares held by Messrs. Grubb, Green, Robinson and Kerley at December 31, 1995, was $76,487, $162,499, $58,714 and $18,564, respectively. Dividends are
         paid on all restricted  stock.  The  values  reported  in  this   table
         represent all the restricted stock held by the named executive officers.

(4) Payments scheduled to be made in 1994 were made in December, 1993, and 85% of the payments scheduled to be made in 1993 were made in December, 1992.

(5) Includes $24,000 of Director fees, $4,500 as the Company matching portion of 401(k) contributions, $7,860 as the Company matching portion of Nonqualified Plan contributions and $2,634 as the cost of life insurance.

(6)      Includes   $3,580   as  the   Company   matching   portion   of  401(k)
         contributions, $1,425 as the Company matching portion of Nonqualified Plan contributions and $1,671 as the cost of life insurance.

(7) Includes $52,701 as a bonus for the payment of income taxes related to the restricted stock grants made during 1995.

(8)      Includes   $4,500   as  the   Company   matching   portion   of  401(k)
         contributions, $1,125 as the Company matching portion of Nonqualified Plan contributions and $1,313 as the cost of life insurance.

(9)      Includes   $4,500   as  the   Company   matching   portion   of  401(k)
         contributions, $1,125 as the Company matching portion of Nonqualified Plan contributions and $1,313 as the cost of life insurance.

(10) Includes $4,594 as a bonus for the payment of income taxes related to the restricted stock grants made during 1995.

(11) Includes $4,026 as the Company matching portion of 401(k) contributions and $784 as the cost of life insurance.



                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                         Potential Realizable
                                                                           Value at Assumed
                                                                            Annual Rates of
                                                                              Stock Price
                                                                           Appreciation for
                              Individual Grants                             Option Term(3)
---------------------------------------------------------------------   ----------------------
         (a)              (b)         (c)         (d)        (e)          (f)          (g)

                                   % of Total
                       Number of    Options/
                       Securities     SARs
                       Underlying   Granted to   Exercise
                        Options/    Employees    or Base
                          SARs      in Fiscal     Price    Expiration
       Name             Granted(1)    Year      ($/Sh)(2)     Date         5%($)       10%($)
-------------------    -----------  ----------  ---------  ----------    --------   ----------

Charles E. Scharlau       50,000     36.2%       $13.375   12/08/2005    $420,573   $1,065,815

Dan B. Grubb              25,000     18.1%       $13.375   12/08/2005     210,287      532,908

Stanley D. Green          12,500      9.1%       $13.375   12/08/2005     105,143      266,454

B. Brick Robinson         15,000     10.9%       $13.375   12/08/2005     126,172      319,745

Gregory D. Kerley          3,750      2.7%       $13.375   12/08/2005      31,543       79,936

------------------------

(1) All 1995 grants except those to Mr. Scharlau and Mr. Robinson vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon a "change in control." All 1995 grants to Mr. Scharlau and Mr. Robinson vest at the earlier of three years from the date of the grant or at retirement, or immediately upon a "change in control," and are exercisable three years from the date of grant or immediately upon a "change in control." All 1995 grants expire after ten years from the date of grant but may expire earlier upon termination of employment. Limited stock appreciation rights were granted in tandem with all options granted in 1995.

(2) The exercise price reflects the fair market value of the Company's Common Stock on the date of grant.

(3) Realizable values are reported net of the option exercise price, but before taxes associated with exercise. The dollar amounts shown are the result of calculations using 5% and 10% rates of appreciation as specified by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The assumed annual appreciation of 5% and 10% would result in the price of the Company's stock increasing to $20.77 and $33.07, respectively. Realization by optionees of the amounts shown are dependent on future increases in the price of the Company's Common Stock and the continued employment of the optionee with the Company.



                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES


        (a)               (b)          (c)                    (d)                               (e)

                                                      Number of Securities
                                                     Underlying Unexercised        Value of Unexercised In-the-Money
                                                    Options/SARs at FY-End(#)       Options/SARs at FY-End($)(2)
                        Shares                   --------------------------------  ---------------------------------
                      Acquired on     Value
      Name            Exercise(#)   Realized($)  Exercisable(1)  Unexercisable(1)  Exercisable(1)  Unexercisable(1)
-------------------   -----------   -----------  --------------  ----------------  --------------  ----------------

Charles E. Scharlau       --            --          169,650          295,996         $519,806          $ --

Dan B. Grubb              --            --           21,810          138,406             --              --

Stanley D. Green          --            --           65,610          125,906          197,663            --

B. Brick Robinson         --            --           45,000          138,247          124,313            --

Gregory D. Kerley         --            --           11,764           54,833           14,813            --

------------------------

(1) All 1995 and 1993 grants except those to Mr. Scharlau and Mr. Robinson vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon a "change in control." All 1995 and 1993 grants to Mr. Scharlau and Mr. Robinson vest at the earlier of three years from the date of the grant or at retirement, or immediately upon a "change in control" and are exercisable three years from the date of grant or immediately upon a "change in control." All 1994 grants vest and become exercisable ratably over the four year period beginning six years from the date of grant or sooner upon achievement of certain performance objectives, upon a "change in control" as defined under "Agreements Concerning Employment and Changes in Control" on page 21 of the Proxy Statement, or upon retirement. (See "Compensation Committee Report" for discussion of performance goals.) All grants made prior to 1993 are presently exercisable and expire on the earlier of (a) ten years and one day from the date of grant, or (b) termination of employment other than for retirement due to age or disability. All 1993, 1994 and 1995 grants expire after ten years from the date of grant but may expire earlier upon termination of employment. Limited stock appreciation rights were granted in tandem with all options granted in 1993, 1994 and 1995.

(2) Values are calculated as the difference between the exercise price of the options/LSARs and the market value of the Company's Common Stock as of December 31, 1995 ($12.75/share).


                          LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR


                                                                 Estimated Future Payouts
                                                            under Non-Stock Price-Based Plans(2)
                                                            ------------------------------------
        (a)                    (b)             (c)             (d)          (e)           (f)

                                           Performance
                            Number of        or Other
                           Shares, Units   Period Until
                             or Other      Maturation or    Threshold      Target      Maximum
       Name                 Rights (1)        Payout         ($ or #)     ($ or #)     ($ or #)
----------------------     -------------   -------------    ---------     --------     --------

Charles E. Scharlau          $160,000        1996-2000          --           --           --

Dan B. Grubb  (3)                --              --             --           --           --

Stanley D. Green               37,500        1996-2000          --           --           --

B. Brick Robinson  (3)           --              --             --           --           --

Gregory D. Kerley              8,100         1996-2000          --           --           --


------------------------

(1) Specified awards are payable in the years 1996 through 2000 at the rate of 20% per year and relate to the five-year performance period beginning January 1, 1991, and ending

                                       20


         December 31, 1995. The awards were calculated as a percentage of the participants' 1991 base salary.

(2) The long-term component of the Company's Annual and Long-Term Incentive Compensation Plan was replaced for performance periods beginning after January 1, 1993, by the Stock Plan. Payouts will continue under the long-term component of the Annual and Long-Term Incentive Compensation Plan for five-year performance periods ending each year through December 31, 1997.

(3) Messrs. Grubb and Robinson were not participants in the long-term incentive component of the Company's Annual and Long-Term Incentive Compensation Plan for the performance period ending on December 31, 1995.

         The long-term incentive awards described above were awarded pursuant to the Company's former Annual and Long-Term Incentive Compensation Plan. For discussion of this Plan, refer to page 12 of this Proxy Statement under "Compensation Committee Report."

             Agreements Concerning Employment and Changes in Control

         On December 18, 1990, the Company entered into a five-year employment agreement with Mr. Scharlau commencing January 1, 1991, under which Mr. Scharlau will be paid a minimum base salary of $400,000 per year and will be entitled to participate in any of the Company's compensation or benefit plans for which he otherwise qualifies. In 1994, this agreement was extended for two additional years at a minimum base salary of $400,000 per year. On July 8, 1992, the Company entered into a four-year employment agreement with Mr. Grubb under which Mr. Grubb will be paid a minimum base salary of $250,000 per year and will be entitled to participate in any of the Company's compensation or benefit plans for which he otherwise qualifies.

         On August 4, 1989, the Company entered into Severance Agreements with Messrs. Scharlau, Green and Robinson. Effective July 8, 1992, and December 14, 1994, respectively, the Company entered into Severance Agreements with Mr. Grubb and Mr. Kerley. The Severance Agreements provide that if within three years after a "change in control" of the Company the officer's employment is terminated by the Company without cause, the officer is entitled to a payment equal to the product of 2.99 and the officer's "base amount" as defined under
Section 280G of the Internal Revenue Code. Generally, Section 280G defines the term "base amount" as the officer's average W-2 compensation over the five-year period preceding his termination of employment. In addition, the officer will be entitled to continued participation in certain insurance plans and fringe benefits from the date of his termination of employment until the earliest of
(a) the expiration of three years, (b) his death or (c) the date he is afforded a comparable benefit at comparable cost by a subsequent employer.

         Messrs. Scharlau, Grubb and Robinson also are entitled to the severance benefits described above if within three years after a "change in control" they voluntarily terminate employment with the Company for any reason. Messrs. Green and Kerley are also entitled to the severance benefits described above if within one year after a "change in control" they voluntarily terminate employment with the Company for "good reason," or if in the next two succeeding years they voluntarily terminate employment with the Company for any reason.

     For purposes of the severance  agreements,  a "change in control"  includes
(i) the acquisition by any person (other than, in certain cases, an employee of the Company) of 20% or more of the Company's voting securities, (ii) approval by the Company's shareholders of an agreement to merge or consolidate the Company with another corporation (other than certain corporations controlled by or under common control with the Company), (iii) certain changes in the composition of the Board of Directors of the Company,
(iv) any changes which would be required to be reported to the shareholders of the Company in a proxy statement, and (v) a determination by a majority of the Board of Directors that there has been a "change in control" or that there will be a "change in control" upon the occurrence of certain specified events and such events occur. "Good reason" includes (i) a reduction in the employee's employment status or responsibilities, (ii) a reduction in the employee's base salary, (iii) a change in the employee's principal work location, and (iv) certain adverse changes in the Company's incentive or other benefit plans.

         The Company's 1993 Stock Incentive Plan provides that all outstanding stock options and all limited, tandem and stand-alone stock appreciation rights become exercisable immediately upon a "change in control." The Stock Plan also provides that all shares of restricted and phantom stock which have not previously vested or been cancelled or forfeited shall vest immediately upon a "change in control." For purposes of the Stock Plan, a "change in control" has the same meaning contained in the Company's Severance Agreements as defined above.

         The Company's Incentive Compensation Plan adopted in 1993 provides that all restrictions on shares of restricted stock granted pursuant to the Incentive Plan shall lapse upon a "change in control," as defined in the Company's Severance Agreements. This plan also provides that upon a participant's termination of employment under certain conditions on or after a "change in control" all determined but unpaid incentive awards shall be paid immediately, and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the plan.

         The Company's Annual and Long-Term Incentive Compensation Plan (the "Prior Plan") provides that:

         (a) Upon a participant's involuntary termination of employment other than for cause, or voluntary termination for "good reason" on or after a "change of control" or as otherwise provided in a severance agreement between the participant and the Company, all determined but unpaid incentive awards shall be paid immediately, and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the plan;

         (b) On or after a "change in control," all awards accrued but unpaid and all awards thereafter accrued shall be 100% vested and nonforfeitable; and

         (c) On or after a "change in control," the Compensation Committee of the Company's Board of Directors and the Company's Chief Executive Officer as they existed immediately prior to such "change in control" shall retain their authority to administer the plan.

For purposes of the Prior Plan, the terms "change in control" and "good reason" have the meanings contained in the Company's Severance Agreements as defined above.

                             STOCK PERFORMANCE CHART

         The following chart compares for the last five years the performance of the Company's Common Stock to the S&P 500 Index and The Value Line Natural Gas, Diversified, Industry Index (see footnote (1) below). The chart assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1990, and that all dividends were reinvested.



(Chart Appears Here)



                                  1990  1991  1992  1993  1994  1995
                                  ----  ----  ----  ----  ----  ----
Southwestern Energy Company        100   103   129   181   152   133
S&P 500 Index                      100   130   140   155   157   215
Value Line Natural Gas,            100    91   109   132   119   157
 Diversified, Industry Index(1)


------------------------

(1) The following companies are included in The Value Line Natural Gas, Diversified, Industry Index: Burlington Resources, Inc., Cabot Oil and Gas, The Coastal Corporation, The Columbia Gas System, Inc., Consolidated Natural Gas Company, Eastern Enterprises, Enron Corp., ENSERCH Corporation, Equitable Resources, Inc., KN Energy, Inc., Mitchell Energy & Development Corporation, National Fuel Gas Company, NorAm Energy Corp., Panhandle Eastern Corporation, Questar Corp.,
         Seagull Energy Corporation, Sonat Inc., Southwestern Energy Company, Tenneco Inc., Valero Energy Corporation, and The Williams Companies, Inc.


                                  PENSION PLANS

         The estimated annual benefits payable upon retirement in 1995 to persons in specified remuneration and years of service classifications are as follows:


                               PENSION PLAN TABLE


                                      Years of Service
                ---------------------------------------------------------------
Remuneration       15         20         25         30         35         40
------------    --------   --------   --------   --------   --------   --------
 $ 90,000       $ 20,250   $ 27,000   $ 33,750   $ 40,500   $ 47,250   $ 54,000
  120,000         27,000     36,000     45,000     54,000     63,000     72,000
  150,000         33,750     45,000     56,250     67,500     78,750     90,000
  180,000         40,500     54,000     67,500     81,000     94,500    108,000
  210,000         47,250     63,000     78,750     94,500    110,250    126,000
  240,000         54,000     72,000     90,000    108,000    126,000    144,000
  270,000         60,750     81,000    101,250    121,500    141,750    162,000
  300,000         67,500     90,000    112,500    135,000    157,500    180,000
  330,000         74,250     99,000    123,750    148,500    173,250    198,000
  360,000         81,000    108,000    135,000    162,000    189,000    216,000
  390,000         87,750    117,000    146,250    175,500    204,750    234,000
  420,000         94,500    126,000    157,500    189,000    220,500    252,000
  450,000        101,250    135,000    168,750    202,500    236,250    270,000
  480,000        108,000    144,000    180,000    216,000    252,000    288,000
  510,000        114,750    153,000    191,250    229,500    267,750    306,000
  540,000        121,500    162,000    202,500    243,000    283,500    324,000

                                                                     Current
                                                    Years of      Remuneration
                                                    Credited      Covered Under
                              Name                   Service        the Plans
                              ----                  --------      -------------
          Charles E. Scharlau...................       40            $450,000
          Dan B. Grubb..........................        4             285,000
          Stanley D. Green......................       14             225,000
          B. Brick Robinson.....................        8             225,000
          Gregory D. Kerley.....................        6             135,000
-----------------


(1) The Internal Revenue Code (the "Code") limits both the amount of compensation that may be used for purposes of calculating a participant's Pension Plan benefit and the maximum annual benefit payable to a participant under the Pension Plan. For the 1995 plan year, (i) a participant's compensation in excess of $150,000 is disregarded for purposes of determining average compensation and (ii) the maximum annual Pension Plan benefit permitted under the Code is $120,000. The numbers presented in the table disregard these limitations because the Company's Supplemental Retirement Plan, discussed below, provides participants with a supplemental retirement benefit to compensate them for the limitation on benefits imposed by the Code.

         The Company's Pension Plan provides for defined benefits to eligible officers and employees in the event of retirement at a specified age based on number of years of service and average monthly compensation during the five years of highest pay in the last ten years before terminating. Contributions to the plan cannot be allocated to individual participants because funding is based on average and not individual participation. No contributions from the Company to the plan were required in 1995.

         On May 31, 1989, the Company adopted a Supplemental Retirement Plan which provides benefits equal to the amount which would be payable under the Pension Plan in the absence of certain limitations of the Code, less the amount actually paid under the Pension Plan. In the event of a "change in control" as defined under "Agreements Concerning Employment and Changes in Control" on page 21 of the Proxy Statement, the benefits of a participant then employed by the Company would be determined as if the participant had credit for three additional years of service.

         The remuneration covered by the Pension Plan includes wages and salaries but excludes incentive awards, bonuses and fees. The benefit amounts listed above are not subject to any deductions for Social Security benefits or other offset amounts.


                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         Arthur Andersen LLP, with offices at 6450 South Lewis, Suite 300, Tulsa, Oklahoma 74136-1068, has been the independent auditor of the Company since 1979. Representatives will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement to the shareholders if they so desire. The representatives will also be available to respond to appropriate questions from the shareholders. There have been no disagreements with the auditors on accounting and financial disclosure.


                        PROPOSALS FOR 1997 ANNUAL MEETING

         Proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company at its principal offices not later than November 29, 1996, for inclusion in the 1997 Proxy Statement and form of proxy. Proposals intended to be the subject of a separate solicitation may be brought before the 1997 Annual Meeting by shareholders provided that written notice of any such proposal is received at the Company's principal executive offices not less than 50 nor more than 75 days prior to the called meeting date. If less than 65 days notice of the 1997 Annual Meeting is given, written notice of any such proposal must be received no later than the close of business on the 15th day following the day on which notice of the annual meeting date was mailed. The Company's by-laws require that notices of shareholder proposals contain certain information about any proposal and the proposing shareholder. A copy of the relevant by-law provisions may be obtained by contacting Mr. Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street, P. O. Box 1408, Fayetteville, Arkansas 72702-1408, (501) 521-1141.

                                 OTHER BUSINESS

         While the Notice of Annual Meeting of Shareholders calls for transaction of such other business as may properly come before the meeting, the Company's management has no knowledge of any matters to be presented for action by shareholders at the meeting other than as set forth in this statement. If any other business should come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. Shareholders may bring additional proposals before the meeting provided written notice of any such proposal is received at the Company's principal executive offices no later than the close of business on April 15, 1996. The Company's by-laws require that this notice must contain certain information about any proposal and the proposing shareholder. A copy of the relevant by-law provisions may be obtained by contacting Mr. Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street, P. O. Box 1408, Fayetteville, Arkansas 72702-1408, (501) 521-1141.

          Any shareholder who has not received a copy of the Company's Annual Report or wishes to obtain a copy of the Company's Form 10-K may obtain a copy of either free of charge by contacting Mr. Gregory D. Kerley, Secretary, Southwestern Energy Company, 1083 Sain Street, P. O. Box 1408, Fayetteville, Arkansas 72702-1408.


                                             By Order of the Board of Directors


                                                      GREGORY D. KERLEY
                                                          Secretary
Dated:  March 27, 1996

                           SOUTHWESTERN ENERGY COMPANY
                                1083 Sain Street
                                 P. O. Box 1408
                        Fayetteville, Arkansas 72702-1408

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Kenneth R. Mourton and Charles E. Scharlau as Proxies, with power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on March 4, 1996, at the Annual Meeting of Shareholders to be held on May 13, 1996, or any adjournment or adjournments thereof.

    ELECTION OF DIRECTORS, NOMINEES:

         J. Hammerschmidt            C. Sanders
         R. Howard                   C. Scharlau
         K. Mourton

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. The proxy is revocable at any time before it is exercised, the signer retaining the right to attend the meeting and vote in person.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR the proposal to authorize an increase in bonded indebtedness.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


          Please mark your votes as in this example.  [X]

1.  ELECTION OF DIRECTORS       FOR [ ]    WITHHELD [ ]

          FOR, except vote WITHHELD from the following nominee(s):
          ________________________________________________________
          FOR, with exercise of cumulative voting privilege. Indicate number of votes cast for each nominee.
          ________________________________________________________

2.  BONDED INDEBTEDNESS

         Proposal to consent to and authorize an increase in the Company's "bonded indebtedness" (within the meaning of Article 12, Section 8 of the Constitution of the State of Arkansas) up to a total aggregate amount of $400,000,000 (four hundred million dollars), including $187,929,000 of bonded indebtedness outstanding as of March 14, 1996 and containing such other terms, provisions and conditions as the Board of Directors shall approve.

                  FOR [ ]        AGAINST [ ]        ABSTAIN [ ]


NOTE:             Please  sign  exactly as name  appears  hereon.  Joint  owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                  ______________________________________________________________

                  SIGNATURE(S) ________________________________DATE_____________